Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-139573), on Form S-3/A (No. 333-116795) and on Form S-8 (No. 333-117912) of Waste Services, Inc. of our report dated April 9, 2008 on the combined financial statements of South Florida Market (Divisions of Allied Waste Industries, Inc.) as of and for the three months ended March 31, 2007, which report is included in this Current Report on Form 8-K/A of Waste Services, Inc.
/s/ Crowe Chizek and Company LLC
Fort Lauderdale, Florida
April 9, 2008